MACOM 100 Chelmsford Street Lowell, MA 01851 +1 978.656.2500
www.macom.com
MACOM Announces Stephen G. Daly as President and Chief Executive Officer

Lowell, Mass., May 16, 2019 - MACOM Technology Solutions Holdings, Inc. (“MACOM”) (NASDAQ: MTSI), a leading supplier of semiconductor solutions, today announced the appointment of Stephen G. Daly as President and Chief Executive Officer, effective immediately. Mr. Daly succeeds John Croteau, who resigned on May 15, 2019. Mr. Croteau had served as President and Chief Executive Officer since December 2012. Mr. Croteau will be available to MACOM in an advisory capacity for the next two months to ensure a smooth transition.
Mr. Daly has served on MACOM’s Board of Directors since March 2015 and has over 25 years of experience in the semiconductor industry. Prior to joining MACOM’s Board of Directors, Mr. Daly had served for almost ten years as Chairman, President and Chief Executive Officer of Hittite Microwave Corporation (“Hittite”), a provider of analog and mixed signal integrated circuits, modules and subsystems for commercial and military radio frequency, microwave and millimeterwave applications. Mr. Daly’s 17-year career at Hittite included leading Hittite’s initial public offering in July 2005 and establishing Hittite as an innovative designer of high-performance semiconductor products that generated industry leading profitability.
“We thank John for his leadership for the past six and a half years and his commitment to MACOM’s customers, employees and investors,” said John Ocampo, Chairman of the Board of Directors. “On behalf of our board of directors and employees, I congratulate Steve on his appointment. We are confident that Steve will be successful in advancing our strategies, which we believe will enable MACOM to reach its full potential.”
“I am excited to accept the role of leading MACOM,” said Mr. Daly. “I look forward to meeting our worldwide employees, partners, customers, suppliers and shareholders in the days and weeks ahead.”

ABOUT MACOM:
MACOM designs and manufactures semiconductor products for telecommunication, Industrial and Defense and Datacenter applications. Headquartered in Lowell, Massachusetts, MACOM is certified to the ISO9001 international quality standard and ISO14001 environmental management standard. MACOM has design centers and sales offices throughout North America, Europe and Asia.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS:
This press release contains forward-looking statements based on MACOM's beliefs and assumptions and on information currently available to MACOM. These forward-looking statements include, among others, statements about MACOM’s strategic plans, including those regarding its investments and operations. These forward-looking statements reflect MACOM's current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause those events or our actual activities or results to differ materially from those expressed in any forward-looking statement. Although MACOM believes that the expectations reflected in the forward-looking statements are reasonable, it cannot and does not guarantee future events, results, actions, levels of activity, performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, but not limited to, those factors described in "Risk Factors" in MACOM's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission. MACOM undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

IR Contact:
MACOM Technology Solutions Holdings, Inc.
Stephen Ferranti, Vice President of IR
P: 978-656-2977
E: stephen.ferranti@macom.com